Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Date: July 18, 2018	Charles N. Funk	Barry S. Ray
	President & CEO	Sr. VP & CFO
	319.356.5800	319.356.5800

MIDWESTONE FINANCIAL GROUP ANNOUNCES ALBERT TO JOIN BOARD,
DECLARES DIVIDEND

Iowa City, IA (July 18, 2018) -- Larry D. Albert, retired Executive Vice President of MidWestOne Financial Group, Inc. (Nasdaq: MOFG), was appointed as a member of the Board of Directors on July 17, 2018, effective upon the retirement of Mr. John Morrison from the Board, which is expected to occur on or about October 1, 2018. Mr. Albert currently serves on the board of MidWestOne Bank.
President and Chief Executive Officer Charles N. Funk stated, "Larry has been a very good board member of MidWestOne Bank and has gained the respect of all of his fellow board members.  He will now bring his expertise to the MidWestOne Financial Group, Inc. Board of Directors."
Mr. Albert became a director of the Company and the Bank upon the completion of the Company's merger with Central Bancshares, Inc. ("Central") in May 2015, leaving the Company's Board in April 2016 pursuant to the terms of the merger agreement with Central. He has also served as the Chief Executive Officer and as a director of Central Bank from 1996 to 2015. Mr. Albert received his Bachelor’s degree from Westmar University and his MBA from the University of St. Thomas.
Dividend Announcement
On July 17, 2018, the Company's Board of Directors declared a cash dividend of $0.195 per common share, which is the same as the dividend paid in the two prior quarters. The dividend is payable September 17, 2018 to shareholders of record at the close of business on September 1, 2018. At this quarterly rate, the indicated annual cash dividend is equal to $0.78 per common share.

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About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. MidWestOne Financial is the parent company of MidWestOne Bank, which operates banking offices in Iowa, Minnesota, Wisconsin, Florida, and Colorado. MidWestOne provides electronic delivery of financial services through its website, MidWestOne.com. MidWestOne Financial trades on the Nasdaq Global Select Market under the symbol “MOFG”.
Cautionary Note Regarding Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this document and are based on current expectations

Exhibit 99.1

and involve a number of assumptions. These include, among other things, statements regarding future results or expectations. MidWestOne Financial Group intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. The Company's ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could cause actual results to differ from those set forth in the forward-looking statements or that could have a material effect on the operations and future prospects of the Company include, but are not limited to: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values causing an increase in the allowance for credit losses, an increase in the provision for loan losses, and a reduction in net earnings; (2) our management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (3) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (4) fluctuations in the value of our investment securities; (5) governmental monetary and fiscal policies; (6) legislative and regulatory changes, including changes in banking, securities, trade, and tax laws and regulations and their application by our regulators and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (7) the ability to attract and retain key executives and employees experienced in banking and financial services; (8) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (9) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (10) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (11) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (12) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (13) the risks of mergers, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (14) volatility of rate-sensitive deposits; (15) operational risks, including data processing system failures or fraud; (16) asset/liability matching risks and liquidity risks; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally, internationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; (20) war or terrorist activities which may cause further deterioration in the economy or cause instability in credit markets; (21) cyber-attacks; and (22) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.